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                                                                   EXHIBIT 10.31

                                  MP3.COM, INC.
                                 P.O. Box 910091
                               San Diego, CA 92191


May 26, 1999

Gregory P. Kostello
12851 Via Latina
Del Mar, CA  92014


RE:     EMPLOYMENT TERMS

Dear Greg:

MP3.com, Inc., a Delaware corporation, (the "Company") is pleased to offer you the position of Director of Product Analysis, on the following terms.

You will serve as Director of Product Analysis and will be responsible for such duties as are normally associated with such position or as otherwise determined by the President or Chief Financial Officer of the Company. You will report to Paul Ouyang, the Chief Financial Officer and Executive Vice President of the Company. You will work at our facility located in San Diego. Of course, the Company may change your position, duties, and work location from time to time as it deems necessary.

Your compensation will be $4,615.38 paid bi-weekly, less payroll deductions and all required withholdings. You will be eligible for standard benefits, such as medical insurance, sick leave, vacations and holidays, according to standard Company policy as may be adopted by the Company from time to time. Details about these benefits will be provided in an Employee Handbook and in Summary Plan Descriptions, which will be prepared by the Company and made available for your review in due course. The Company may modify your compensation and benefits from time to time as it deems necessary.

Upon commencement of employment with the Company pursuant to this letter (the "Commencement Date"), and subject to the approval by the Company's Board of Directors, you will be granted an Incentive Stock Option to purchase 40,000 shares of the Common Stock of the Company under the Company's 1998 Equity Incentive Plan (the "Plan"). The exercise price per share of the Incentive Stock Option will be equal to the fair market value of the Common Stock on the date you commence your employment with the Company, as determined in good faith by the Company's Board of Directors.

The shares of Common Stock subject to your Incentive Stock Option will be subject to vesting over four years so long as you continue to be employed with the Company,


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according to the following schedule: 25% of such shares will vest as of the one year anniversary of the Commencement Date; an additional one forty-eighth (1/48th) of such shares will vest as of the end of each monthly period thereafter.

The specific terms and conditions of your Incentive Stock Option will be set forth in an Incentive Stock Option Agreement between you and the Company. Such agreement shall be in substantially the form approved by the Board of Directors of the Company for use with the Plan, and will be executed after you commence your employment with the Company pursuant to this letter.

As a Company employee, you will be expected to abide by Company rules and regulations, and acknowledge in writing that you have read the Company's Employee Handbook (once it has been made available to you). As a condition of employment, you will be required to sign and comply with a Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information.

Normal working hours are from 8:30 a.m. to 5:30 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company in writing no later than two weeks prior to the date of such termination. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please sign and date this letter, and return it to me as soon as possible if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on June 14, 1999.


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We look forward to your favorable reply and to a productive and enjoyable work relationship.


Sincerely,

MP3.COM, INC.


By:     /s/ DELON DOTSON
   --------------------------------------------------------
        Delon Dotson, Executive Vice President, Engineering

ACCEPTED BY:



      /s/ GREGORY P. KOSTELLO
----------------------------------------
        Gregory P. Kostello



      June 11, 1999
----------------------------------------
        Date



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                                    EXHIBIT A

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT